AUTODESK, INC. (ADSK)
SECOND QUARTER FISCAL 2019 EARNINGS ANNOUNCEMENT
AUGUST 23, 2018
PREPARED REMARKS

Autodesk posts its prepared remarks and press release to its IR website to provide shareholders and analysts with additional detail to analyze results prior to its quarterly conference call. The call begins today, August 23, 2018 at 2:00 p.m. PT (5:00 p.m. ET) and will include only brief comments followed by Q&A.

To access the broadcast of the Q&A session, visit the IR section of our website at www.autodesk.com/investor. A reconciliation of GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Adoption of ASC 606
Starting the first quarter of fiscal 2019, Autodesk reports its results under two new accounting standards. Revenue is now reported under Accounting Standard Codification ("ASC") 606 and sales commissions are now reported under ASC 340-40. We did not recast historical information as we elected to use the modified retrospective transition method. These new standards did not result in a change in timing or amount of revenue recognized for the majority of our maintenance and subscription offerings, though there may be immaterial shifts in the timing of revenue recognition due to the elimination of VSOE requirements and other differences between the standards. However, we are required to capitalize and amortize sales commissions under the new standards. ASC 606 and ASC 340-40 do not affect cash flows or subscriptions.

Second Quarter Fiscal 2019 Overview

	2Q 2019 under ASC 606	2Q 2019 under ASC 605	Total Y/Y change, as reported (3)	Total Y/Y change under ASC 605 (4)	Management Comments
(in millions except per share data) (1) (2)
Subscription plan ARR	$1,682	$1,663	115%	112%	Driven by growth in all subscription plan types, led by product subscriptions.
Maintenance plan ARR	$666	$661	(36)%	(37)%	Driven by the migration of maintenance plan subscriptions to product subscriptions.
Total ARR	$2,347	$2,325	28%	27%

Revenue	$612	$611	22%	22%	Driven by growth in subscription plan revenue, led by product subscription revenue.
GAAP spend	$636	$626	4%	3%	Driven by restructuring costs, the adoption of ASC 340-40, and higher employee-related costs.
Non-GAAP spend	$556	$546	5%	3%	Driven by the adoption of ASC 340-40, higher employee-related costs, and the impact of currency.
GAAP diluted net loss per share	$(0.18)	$(0.12)	73%	82%
Non-GAAP diluted net income per share	$0.19	$0.23	273%	309%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Totals may not agree with the sum of the components due to rounding.
(3) Reflects 2Q 2019 under ASC 606 compared to 2Q 2018 under ASC 605.
(4) Reflects 2Q 2019 under ASC 605 compared to 2Q 2018 under ASC 605.

Annualized Recurring Revenue (ARR) Review

(in millions) (1) (2)	ARR Under ASC 605			Under ASC 606 1Q 2019	Under ASC 606 2Q 2019	Under ASC 605 2Q 2019	Total Y/Y change, as reported (3)	Total Y/Y change under ASC 605 (4)
	2Q 2018	3Q 2018	4Q 2018
Subscription plan ARR	$784	$924	$1,175	$1,402	$1,682	$1,663	115%	112%
Maintenance plan ARR	1,046	978	879	725	666	661	(36)%	(37)%
Total ARR	$1,830	$1,902	$2,054	$2,126	$2,347	$2,325	28%	27%

Recurring revenue	$457	$476	$514	$532	$587	$581
Recurring revenue as a percentage of total revenue	91%	92%	93%	95%	96%	95%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Totals may not agree with the sum of the components due to rounding.
(3) Reflects 2Q 2019 under ASC 606 compared to 2Q 2018 under ASC 605.
(4) Reflects 2Q 2019 under ASC 605 compared to 2Q 2018 under ASC 605.

Subscription plan ARR was $1.68 billion and increased 115 percent compared to the second quarter last year as reported, and 111 percent on a constant currency basis. Subscription plan ARR includes $342 million related to the maintenance-to-subscription (M2S) program. Year-over-year growth in subscription plan ARR was driven by growth in all subscription plan types, led by product subscription (including the M2S program). On a sequential basis, subscription plan ARR increased 20 percent as reported, and 19 percent on a constant currency basis.  Sequential growth in subscription plan ARR was primarily driven by product subscription (including the M2S program).

Maintenance plan ARR was $666 million and decreased 36 percent compared to the second quarter last year as reported, and on a constant currency basis. On a sequential basis, maintenance plan ARR decreased 8 percent as reported, and on a constant currency basis. Both the year-over-year and sequential decline in maintenance plan ARR were primarily driven by the migration of maintenance plan subscriptions to product subscriptions through the M2S program.

Total ARR for the second quarter increased 28 percent to $2.35 billion compared to the second quarter last year as reported, and 27 percent on a constant currency basis. On a sequential basis, total ARR increased 10 percent as reported, and on a constant currency basis. Both the year-over-year and sequential growth in total ARR were driven by growth in all subscription plan types, led by product subscription, partially offset by a decrease in maintenance plan ARR.

Core business ARR, which represents ARR from the combination of maintenance, product, and enterprise business agreement (EBA) subscriptions, was $2.27 billion and increased 29 percent compared to the second quarter last year and 10 percent sequentially. Cloud business ARR was $75 million and increased 21 percent compared to the second quarter last year and 10 percent sequentially.

Recurring revenue was 96 percent of total revenue compared to 91 percent of total revenue in the second quarter last year.

Under ASC 605

•	Subscription plan ARR was $1.66 billion and increased 112 percent year-over-year and 17 percent sequentially.

•	Maintenance plan ARR was $661 million and decreased 37 percent year-over-year and 11 percent sequentially.

•	Total ARR was $2.32 billion and increased 27 percent year-over-year and 7 percent sequentially.

•	Core business ARR was $2.25 billion and increased 27 percent year-over-year and 7 percent sequentially.

•	Cloud business ARR was $77 million and increased 24 percent year-over-year and 9 percent sequentially.

Subscription Review

(in thousands) (1)	2Q 2018	3Q 2018	4Q 2018	1Q 2019	2Q 2019
Subscription plan subscriptions	1,589	1,896	2,267	2,574	2,864
Maintenance plan subscriptions	1,854	1,693	1,449	1,243	1,071
Total subscriptions	3,443	3,589	3,716	3,817	3,936
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(1) For definitions, please view the Glossary of Terms later in this document.

Subscription plan subscriptions were 2.86 million, a net increase of 290,000 from the first quarter of this year. Growth in subscription plan subscriptions was driven by growth in all subscription plan types, led by product subscription. Subscription plan subscriptions benefited from 117,000 maintenance subscribers that converted to product subscription under the M2S program, as well as a promotion aimed at converting legacy non-subscribers, which added approximately 17,000 product subscriptions.

Maintenance plan subscriptions were 1.07 million, a net decrease of 172,000 from the first quarter of this year. Maintenance plan subscriptions decreased primarily as a result of the M2S program in which 117,000 maintenance subscriptions converted to product subscription. The net decrease was expected and we will continue to see ongoing declines in maintenance plan subscriptions going forward. The rate of decline will vary based on the number of subscriptions that come up for renewal, the renewal rate, and the number of customers that participate in the M2S program.

Total subscriptions were 3.94 million, a net increase of 492,000, or 14 percent compared to the second quarter last year and 119,000, or 3 percent sequentially.

Core business subscriptions, which represent subscriptions from the combination of maintenance, product, and EBA subscriptions, were 3.46 million, a net increase of 88,000 from the first quarter of this year. Cloud business subscriptions were 479,000, a net increase of 31,000 from the first quarter of this year.

Annualized Revenue Per Subscription (ARPS) Review

	ARPS Under ASC 605			Under ASC 606 1Q 2019	Under ASC 606 2Q 2019	Under ASC 605 2Q 2019	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)
(1)	2Q 2018	3Q 2018	4Q 2018
Subscription plan ARPS	$493	$487	$518	$544	$587	$581	19%	18%
Maintenance plan ARPS	564	577	607	583	621	617	10%	9%
Total ARPS	$531	$530	$553	$557	$596	$591	12%	11%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Reflects 2Q 2019 under ASC 606 compared to 2Q 2018 under ASC 605.
(3) Reflects 2Q 2019 under ASC 605 compared to 2Q 2018 under ASC 605.

Our ARPS is currently, and will continue to be, affected by various factors including the maintenance-to-subscription (M2S) program, geography and product mix, promotions, sales linearity within a quarter, pricing changes, and foreign currency. We expect to see ARPS fluctuate up or down on a quarterly basis. As we progress on our business model transition, we expect all of the impacts of these factors to stabilize.

Subscription plan ARPS was $587 and increased $94 compared to the second quarter last year. On a sequential basis, subscription plan ARPS increased $43. The sequential increase in subscription plan ARPS was led by product subscription ARPS. The year-over-year increase in subscription plan ARPS was also led by product subscription ARPS, partially offset by a decline in cloud ARPS. When adjusted for the impact of the M2S program, subscription plan ARPS would have been $595, an increase of $52 sequentially.

Maintenance plan ARPS was $621 and increased $57 compared to the second quarter last year primarily driven by the M2S program. Maintenance plan ARPS increased $38 on a sequential basis primarily driven by price changes implemented under the M2S program. When adjusted for the impact of the M2S program, maintenance plan ARPS would have been $598, an increase of $24 sequentially.

Total ARPS was $596 and increased $65 compared to the second quarter last year. On a sequential basis, total ARPS increased $39. Both the year-over-year and sequential increase in total ARPS were primarily driven by growth in subscription plan ARPS.

Core business ARPS, which represents ARPS from the combination of maintenance, product, and EBA subscriptions, was $657 and increased $86 compared to the second quarter last year, and $46 sequentially.

Cloud business ARPS was $157, a decrease of $22 compared to the second quarter last year, and an increase of $5 sequentially.

Under ASC 605

•	Subscription plan ARPS was $581 and increased $88 year-over-year and $27 sequentially.

•	Maintenance plan ARPS was $617 and increased $53 year-over-year and $16 sequentially.

•	Total ARPS was $591 and increased $59 year-over-year and $21 sequentially.

•	Core ARPS was $650 and increased $79 year-over-year and $26 sequentially.

Billings Review (1)
Billings for the second quarter were $605 million, an increase of 27 percent compared to the second quarter last year, driven by growth in subscription plan billings, in particular product subscription. Under ASC 605, billings were $592 million, an increase of 24 percent compared to the second quarter last year and driven primarily by growth in subscription plan billings, in particular product subscription. The adoption of ASC 606 does not impact cash flow.
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(1) For definitions, please view the Glossary of Terms later in this document.

Revenue Review

	Revenue Under ASC 605			Under ASC 606 1Q 2019	Under ASC 606 2Q 2019	Under ASC 605 2Q 2019	Total Y/Y change, as reported (4)	Total Y/Y change under ASC 605 (5)
(in millions) (1)	2Q 2018	3Q 2018	4Q 2018
Subscription revenue	$196	$231	$294	$350	$421	$416	114%	112%
Maintenance revenue	262	244	220	181	166	165	(36)%	(37)%
Other revenue (2)	44	40	40	28	25	29	(44)%	(33)%
Total net revenue (3)	$502	$515	$554	$560	$612	$611	22%	22%

Direct revenue	29%	30%	30%	29%	28%
Indirect revenue	71%	70%	70%	71%	72%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Previously called "License and other revenue."
(3) Totals may not agree with the sum of the components due to rounding.
(4) Reflects 2Q 2019 under ASC 606 compared to 2Q 2018 under ASC 605.
(5) Reflects 2Q 2019 under ASC 605 compared to 2Q 2018 under ASC 605.

Subscription revenue for the second quarter was $421 million, a 114 percent increase compared to the second quarter last year as reported, and 111 percent on a constant currency basis, primarily related to growth in subscription plan revenue, led by product subscription revenue.

Maintenance revenue for the second quarter was $166 million, a 36 percent decrease compared to the second quarter last year as reported, and on a constant currency basis, primarily related to migration of maintenance plan subscriptions to subscription plan.

Other revenue for the second quarter was $25 million, a 44 percent decrease compared to the second quarter last year as reported, and 45 percent on a constant currency basis, primarily related to a decrease in license revenue.

Total net revenue for the second quarter was $612 million, a 22 percent increase compared to the second quarter last year as reported, and 21 percent on a constant currency basis.

Under ASC 605

•	Subscription revenue for the second quarter was $416 million and increased 112 percent year-over-year and 17 percent sequentially.

•	Maintenance revenue for the second quarter was $165 million and decreased 37 percent year-over-year and 11 percent sequentially.

•	Other revenue for the second quarter was $29 million and decreased 33 percent year-over-year and 3 percent sequentially.

•	Total net revenue for the second quarter was $611 million and increased 22 percent year-over-year and 6 percent sequentially.

Revenue by Geography

	Revenue by Geography Under ASC 605			Under ASC 606 1Q 2019	Under ASC 606 2Q 2019	Under ASC 605 2Q 2019	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)
(in millions) (1)	2Q 2018	3Q 2018	4Q 2018
Americas	$214	$215	$232	$234	$248	$249	16%	16%
EMEA	$199	$205	$221	$221	$248	$246	25%	24%
Asia Pacific	$89	$95	$100	$106	$116	$115	31%	30%

Emerging Economies	$54	$58	$64	$65	$74	$73	38%	36%
Emerging as a percentage of Total Revenue	11%	11%	12%	12%	12%	12%
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(1) Totals may not agree with the sum of the components due to rounding.
(2) Reflects 2Q 2019 under ASC 606 compared to 2Q 2018 under ASC 605.
(3) Reflects 2Q 2019 under ASC 605 compared to 2Q 2018 under ASC 605.

Revenue in the Americas was $248 million, an increase of 16 percent compared to the second quarter last year as reported, and 15 percent on a constant currency basis.

Revenue in EMEA was $248 million, an increase of 25 percent compared to the second quarter last year as reported, and 22 percent on a constant currency basis.

Revenue in APAC was $116 million, an increase of 31 percent compared to the second quarter last year as reported, and 30 percent on a constant currency basis.

Revenue from emerging economies was $74 million, an increase of 38 percent compared to the second quarter last year as reported, and 36 percent on a constant currency basis. As a matter of reference, none of the individual BRIC countries currently represent more than 3 percent of total revenue.

Under ASC 605

•	Revenue in the Americas was $249 million, an increase of 16 percent compared to the second quarter last year.

•	Revenue in EMEA was $246 million, an increase of 24 percent compared to the second quarter last year.

•	Revenue in APAC was $115 million, an increase of 30 percent compared to the second quarter last year.

•	Revenue in emerging economies was $73 million and increased 36 percent compared to the second quarter last year.

Revenue by Product Family

	Revenue by Product Family Under ASC 605			Under ASC 606 1Q 2019	Under ASC 606 2Q 2019	Under ASC 605 2Q 2019	Total Y/Y change, as reported (3)	Total Y/Y change under ASC 605 (4)
(in millions) (1) (2)	2Q 2018	3Q 2018	4Q 2018
Architecture, Engineering and Construction (AEC)	$190	$195	$217	$222	$243	$240	28%	27%
AutoCAD Product Family and AutoCAD LT	$136	$143	$154	$156	$177	$175	30%	29%
Manufacturing	$132	$132	$136	$135	$146	$147	10%	11%
Media and Entertainment (M&E)	$38	$38	$40	$42	$42	$43	10%	13%
Other	$6	$8	$7	$5	$4	$4	(33)%	(30)%
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(1)	Due to rounding, the sum of the components may not agree to total revenue.

(2)
Due to changes in the go-to-market offerings of our AutoCAD product subscription, prior period balances have been adjusted to conform to current period presentation. AutoCAD product family now contains revenue from all AutoCAD vertical products, such as AutoCAD Architecture, AutoCAD Electrical, and AutoCAD Mechanical.

(3)	Reflects 2Q 2019 under ASC 606 compared to 2Q 2018 under ASC 605.

(4)	Reflects 2Q 2019 under ASC 605 compared to 2Q 2018 under ASC 605.

Revenue from our AEC product family was $243 million, an increase of 28 percent compared to the second quarter last year.

Revenue from our AutoCAD product family and AutoCAD LT was $177 million, an increase of 30 percent compared to the second quarter last year.

Revenue from our Manufacturing product family was $146 million, an increase of 10 percent compared to the second quarter last year.

Revenue from our M&E product family was $42 million, an increase of 10 percent compared to the second quarter last year.

Under ASC 605

•	Revenue from our AEC product family was $240 million and increased 27 percent year-over-year and 6 percent sequentially.

•	Revenue from our AutoCAD product family and AutoCAD LT was $175 million and increased 29 percent year-over-year and 9 percent sequentially.

•	Revenue from our Manufacturing product family was $147 million and increased 11 percent year-over-year and 6 percent sequentially.

•	Revenue from our M&E product family was $43 million and increased 13 percent year-over-year and 3 percent sequentially.

Foreign Currency Impact

	Under ASC 605			Under ASC 606
(in millions)	2Q 2018	3Q 2018	4Q 2018	1Q 2019	2Q 2019 (1)
Year-on-Year FX (Impact) Benefit on Total ARR	$(18)	$(11)	$(1)	$9	$25

Year-on-Year FX (Impact) Benefit on Total Revenue	$(5)	$(3)	$—	$3	$7
Year-on-Year FX Benefit (Impact) on Cost of Revenue and Operating Expenses	$4	$(3)	$(12)	$(10)	$(6)
Year-on-Year FX Impact on Operating Income	$(1)	$(6)	$(12)	$(7)	$1
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(1)	2Q19's year-on-year compares 2Q18 under ASC 605 and 2Q19 under ASC 606. As noted earlier, we adopted ASC 606 under the modified retrospective transition method.

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency exchange rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the second quarter of last year, the impact of foreign currency exchange rates and hedging was $25 million favorable on total ARR.

Compared to the second quarter of last year, the impact of foreign currency exchange rates, including the impact of our hedging program, was $7 million favorable on revenue and $6 million unfavorable on cost of revenue and operating expenses.

Cash Review and Balance Sheet Items

(in millions) (1) (2)	2Q 2018	3Q 2018	4Q 2018	1Q 2019	2Q 2019
Cash Flow from Operating Activities	$(73)	$(51)	$79	$(17)	$43
Capital Expenditures	18	13	11	17	20
Free Cash Flow	$(90)	$(64)	$68	$(34)	$23

Depreciation, Amortization and Accretion	$28	$25	$27	$24	$22

Total Cash and Marketable Securities	$1,944	$1,718	$1,514	$1,464	$1,298
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Totals may not agree with the sum of the components due to rounding.

Cash flow from operating activities during the second quarter was $43 million, an increase of $116 million compared to the second quarter last year. The year-over-year increase is primarily related to growth in billings, as well as a shift in billings linearity.

Free cash flow for the second quarter was $23 million, an increase of $113 million compared to the second quarter last year. The year-over-year increase is primarily related to higher cash flow from operating activities.

Total cash and investments at the end of the second quarter was approximately $1.30 billion. Total debt at the end of the second quarter was $1.59 billion.

During the second quarter, Autodesk used $147 million to repurchase approximately 1.1 million shares of common stock at an average repurchase price of $131.52 per share. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time.

Deferred Revenue

	Deferred Revenue Under ASC 605			Under ASC 606 1Q 2019	Under ASC 606 2Q 2019	Under ASC 605 2Q 2019	Total Y/Y change, as reported (3)	Total Y/Y change under ASC 605 (4)
(in millions) (1) (2)	2Q 2018	3Q 2018	4Q 2018
Deferred Revenue	$1,776	$1,764	$1,955	$1,806	$1,800	$1,924	1%	8%
Unbilled Deferred Revenue (5)	63	148	326	412	406	352	548%	462%
Total Deferred Revenue	$1,839	$1,912	$2,281	$2,218	$2,205	$2,276	20%	24%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Totals may not agree with the sum of the components due to rounding.
(3) Reflects 2Q 2019 under ASC 606 compared to 2Q 2018 under ASC 605.
(4) Reflects 2Q 2019 under ASC 605 compared to 2Q 2018 under ASC 605.
(5) The adoption of ASC 606 required a change to the definition of unbilled deferred revenue. Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services, license and maintenance for which the associated deferred revenue has not been recognized. Under ASC 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Consolidated Balance Sheet.

Deferred revenue was $1.80 billion, an increase of 1 percent compared to the second quarter last year.  Unbilled deferred revenue was $406 million, a decrease of $6 million compared to the first quarter of fiscal 2019. The sequential decrease is related primarily to the decrease in early renewals, partially offset by growth in unbilled deferred revenue related to the move to annual billings for enterprise customers. Total deferred revenue (deferred revenue plus unbilled deferred revenue) was $2.21 billion, an increase of approximately 20 percent compared to the second quarter last year.

Under ASC 605

•	Deferred revenue was $1.92 billion and increased 8 percent year-over-year and decreased 1 percent sequentially.

•	Total deferred revenue was $2.28 billion and increased 24 percent year-over-year and was flat sequentially.

Margins and EPS Review (1)

	Margins and EPS Under ASC 605			Under ASC 606 1Q 2019	Under ASC 606 2Q 2019	Under ASC 605 2Q 2019	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)
	2Q 2018	3Q 2018	4Q 2018
Gross Margin
Gross Margin - GAAP	85%	85%	87%	88%	89%	89%
Gross Margin - Non-GAAP	87%	86%	88%	89%	90%	90%

Operating Expenses (in millions)
Operating Expenses - GAAP	$535	$538	$663	$548	$567	$556	6%	4%
Operating Expenses - Non-GAAP	$464	$472	$506	$471	$494	$483	6%	4%

Total Spend (in millions)
Total Spend - GAAP	$609	$615	$736	$615	$636	$626	4%	3%
Total Spend - Non-GAAP	$531	$542	$571	$531	$556	$546	5%	3%

Operating Margin
Operating Margin - GAAP	(21)%	(19)%	(33)%	(10)%	(4)%	(3)%
Operating Margin - Non-GAAP	(6)%	(5)%	(3)%	5%	9%	11%

Earnings Per Share
Basic and Diluted Net Loss Per Share - GAAP	$(0.66)	$(0.55)	$(0.79)	$(0.38)	$(0.18)	$(0.12)
Basic Net (Loss) Income Per Share - Non-GAAP	$(0.11)	$(0.12)	$(0.09)	$0.07	$0.20	$0.23
Diluted Net (Loss) Income Per Share - Non-GAAP	$(0.11)	$(0.12)	$(0.09)	$0.06	$0.19	$0.23

Weighted Average Shares
Basic and Diluted Net Loss Share Count - GAAP	219.5	219.6	219.1	218.6	219.0	219.0
Basic Net Income Share Count - Non-GAAP	219.5	219.6	219.1	218.6	219.0	219.0
Diluted Net Income Share Count - Non-GAAP	219.5	219.6	219.1	221.6	222.2	222.2
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(1)	A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.

(2)	Reflects 2Q 2019 under ASC 606 compared to 2Q 2018 under ASC 605.

(3)	Reflects 2Q 2019 under ASC 605 compared to 2Q 2018 under ASC 605.

GAAP gross margin in the second quarter was 89 percent, compared to 85 percent in the second quarter last year. Non-GAAP gross margin in the second quarter was 90 percent, compared to 87 percent in the second quarter last year. The increase in both GAAP and non-GAAP gross margin is primarily related to the increase in revenue and lower costs of goods sold.

GAAP operating expenses increased 6 percent year-over-year driven primarily by restructuring costs, the adoption of ASC 340-40, and higher employee-related costs. Non-GAAP operating expenses increased 6 percent year-over-year driven primarily by the adoption of ASC 340-40, higher employee-related costs, and the impact of currency.

Total GAAP spend (cost of revenue plus operating expenses) was $636 million, an increase of 4 percent compared to the second quarter last year, and 3 percent on a constant currency basis. Total non-GAAP spend was $556 million, an increase of 5 percent compared to the second quarter last year, and 4 percent on a constant currency basis. The changes in both GAAP and non-GAAP total spend were primarily related to higher operating expenses noted above partially offset by lower costs of revenue.

GAAP operating margin was (4) percent compared to (21) percent in the second quarter last year. Non-GAAP operating margin was 9 percent compared to (6) percent in the second quarter last year. The changes in both GAAP and non-GAAP operating margin were primarily related to the increase in revenue, partially offset by higher spend.

The second quarter GAAP effective tax rate was (68) percent. The second quarter non-GAAP effective tax rate was 19 percent. Note: At this stage of the business model transition, small shifts in geographic profitability significantly impact the GAAP effective tax rate.

GAAP diluted net loss per share for the second quarter was $(0.18) and non-GAAP diluted net income per share for the second quarter was $0.19.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the third quarter and full year fiscal 2019 assumes, among other things, a continuation of the current economic environment and foreign currency exchange rate environment. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2019 is provided below or in the tables following these prepared remarks.

Starting the first quarter of fiscal 2019, Autodesk reports its results under two new accounting standards. Revenue is now reported under Accounting Standard Codification ("ASC") 606 and sales commissions are now reported under ASC 340-40. We did not recast historical information as we elected to use the modified retrospective transition method. These new standards did not result in a change in timing or amount of revenue recognized for the majority of our maintenance and subscription offerings, though there may be immaterial shifts in the timing of revenue recognition due to the elimination of VSOE requirements and other differences between the standards. However, we are required to capitalize and amortize sales commissions under the new standards. ASC 606 and ASC 340-40 do not affect cash flows or subscriptions.

Third Quarter Fiscal 2019

Q3 FY19 Guidance Metrics	Q3 FY19 under ASC 606 (ending October 31, 2018)
Revenue (in millions)	$635 - $645 23% - 25%
EPS GAAP	$(0.09) - $(0.05)
EPS non-GAAP (1)	$0.24 - $0.28
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(1) Non-GAAP earnings per diluted share excludes $0.27 related to stock-based compensation expense, $0.03 for the amortization of acquisition-related intangibles, $0.01 related to restructuring and other exit costs, $0.01 for acquisition related costs, and $0.01 related to GAAP-only tax charges.

Full Year Fiscal 2019

FY19 Guidance Metrics	FY19 under ASC 606 (ending January 31, 2019) (1)
Billings (in millions)	$2,580 - $2,640 (2) 16% - 19%
Revenue (in millions)	$2,485 - $2,505 (3) 21% - 22%
GAAP spend growth (cost of revenue plus operating expenses)	(2.5)% - (1.5)%
Non-GAAP spend growth (cost of revenue plus operating expenses) (4)	1 - 2%
EPS GAAP	$(0.59) - $(0.51)
EPS non-GAAP (5)	$0.87 - $0.95
Net subscription additions	500k - 550k
Total ARR growth	28% - 30%
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(1) The move to the new revenue standard results in an immaterial change to revenue and ARR and a $0.03 reduction to EPS, compared to what would have been recognized under ASC 605.
(2) Billings guidance reflects the initial impact of approximately $160 million for the adoption of ASC 606. This adjustment does not impact cash flow.
(3) Excluding the impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $2,450 - $2,470 million.
(4) Non-GAAP spend excludes $231 million related to stock-based compensation expense, $44 million related to restructuring and other facility exit costs, $30 million for the amortization of acquisition-related intangibles, and $6M for acquisition related costs.
(5) Non-GAAP earnings per diluted share excludes $1.05 related to stock-based compensation expense, $0.17 related to restructuring charges & other exit costs, $0.14 for the amortization of acquisition-related intangibles, $0.10 of GAAP-only tax charges, $0.03 for acquisition related costs and, ($0.03) related to gains on strategic investments and dispositions.

The third quarter and full year fiscal 2019 outlook assume a projected annual effective tax rate of (117) percent and 19 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the annual effective tax rate.

The majority of the euro, yen and Australian dollar denominated billings for our third quarter fiscal 2019 have been hedged. This hedging, along with deferred revenue locked-in through prior period billings hedges, will materially reduce the impact of currency fluctuations on our third quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings for the remainder of fiscal

2019 and through the second quarter of fiscal 2020 have been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign currency exchange rate volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•
We designate cash flow hedges for deferred and non-deferred billings separately, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue is recognized in earnings.

•
On a monthly basis, to mitigate foreign currency exchange rate gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies in our hedging program include the euro, yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (see table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance plan ARR” captures ARR relating to traditional maintenance attached to perpetual licenses. "Subscription plan ARR" captures ARR relating to subscription offerings. Refer to the definition of recurring revenue below for more details on what is included within ARR. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription (ARPS): Is calculated by dividing our annualized recurring revenue by the total number of subscriptions.

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Core business: Represents the combination of maintenance, product, and EBA.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

Free Cash Flow: Cash flow from operating activities minus capital expenditures.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Other Revenue: Consists of revenue from consulting, training and other services, and is recognized over time as the services are performed. Other revenue also includes software license revenue from the sale of our discontinued perpetual licenses.

Product Subscription: Provides customers the most flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and SaaS functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and enterprise business agreements (EBAs). Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription revenue: Includes subscription fees from product subscriptions, cloud service offerings, and enterprise business agreements (EBAs).

Total Deferred Revenue: Is calculated by adding together total short term, long term, and unbilled deferred revenue.

Total Subscriptions: Consists of subscriptions from our maintenance plans and subscription plan offerings that are active and paid as of the fiscal year end date. For certain cloud service offerings and enterprise business agreements (EBAs), subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services, license and maintenance for which the associated deferred revenue has not been recognized. Under ASC 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Consolidated Balance Sheet.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, other statements about our short-term targets, statements regarding the impacts and results of our business model transition, expectations regarding the transition of product offerings to subscription and acceptance by our customers and partners of subscriptions, expectations for billings, revenue, subscriptions, spend, EPS and ARR, statements about the expansion of our market opportunity, statements about our restructuring activities, statements regarding the impact of ASC 606 and ASC 340-40, and other statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to successfully manage transitions to new business models and markets, including: the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; the success of our restructuring activities; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; any imposition of tariffs or trade barriers; the impact of non-cash charges on our financial results; failure to maintain our revenue growth and profitability; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our annual effective tax rate; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act; the timing and degree of expected investments in growth and efficiency opportunities; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges. Our estimates as to tax rates are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of that Act, as well as additional legislation and guidance around that Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2018, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2018 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share, and non-GAAP diluted shares used in per share calculation. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, CEO transition costs, restructuring (benefits) charges and other facility exit costs, amortization of developed technology, amortization of purchased intangibles, gain and loss on strategic investments and dispositions, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

GAAP cost of subscription and maintenance revenue	$54.1	$52.8	$104.5	$107.7
Stock-based compensation expense	(3.1)	(2.8)	(5.8)	(5.6)
Non-GAAP cost of subscription and maintenance revenue	$51.0	$50.0	$98.7	$102.1

GAAP cost of other revenue	$12.3	$17.8	$25.1	$36.4
Stock-based compensation expense	(0.9)	(1.0)	(1.7)	(2.1)
Non-GAAP cost of other revenue	$11.4	$16.8	$23.4	$34.3

GAAP amortization of developed technology	$3.4	$4.0	$7.0	$8.7
Amortization of developed technology	(3.4)	(4.0)	(7.0)	(8.7)
Non-GAAP amortization of developed technology	$—	$—	$—	$—

GAAP gross profit	$541.9	$427.2	$1,035.0	$834.7
Stock-based compensation expense	4.0	3.8	7.5	7.7
Amortization of developed technology	3.4	4.0	7.0	8.7
Non-GAAP gross profit	$549.3	$435.0	$1,049.5	$851.1

GAAP marketing and sales	$289.1	$257.6	$565.5	$513.3
Stock-based compensation expense	(25.9)	(26.0)	(49.9)	(52.4)
Non-GAAP marketing and sales	$263.2	$231.6	$515.6	$460.9

GAAP research and development	$180.8	$193.8	$353.6	$381.5
Stock-based compensation expense	(18.7)	(20.4)	(36.5)	(41.6)
Non-GAAP research and development	$162.1	$173.4	$317.1	$339.9

GAAP general and administrative	$79.1	$78.0	$152.0	$156.3
Stock-based compensation expense	(8.3)	(8.6)	(17.4)	(16.1)
CEO transition costs (1)	0.1	(10.6)	0.1	(21.6)
Acquisition related costs	(2.5)	—	(2.5)	—
Non-GAAP general and administrative	$68.4	$58.8	$132.2	$118.6

GAAP amortization of purchased intangibles	$3.8	$4.9	$7.6	$10.6
Amortization of purchased intangibles	(3.8)	(4.9)	(7.6)	(10.6)
Non-GAAP amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring and other exit costs, net	$13.8	$0.5	$36.3	$0.2
Restructuring and other exit costs, net	(13.8)	(0.5)	(36.3)	(0.2)
Non-GAAP restructuring and other exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$566.6	$534.8	$1,115.0	$1,061.9
Stock-based compensation expense	(52.9)	(55.0)	(103.8)	(110.1)
Amortization of purchased intangibles	(3.8)	(4.9)	(7.6)	(10.6)
CEO transition costs (1)	0.1	(10.6)	0.1	(21.6)
Acquisition related costs	(2.5)	—	(2.5)	—
Restructuring and other exit costs, net	(13.8)	(0.5)	(36.3)	(0.2)
Non-GAAP operating expenses	$493.7	$463.8	$964.9	$919.4

GAAP spend	$636.4	$609.4	$1,251.6	$1,214.7
Stock-based compensation expense	(56.9)	(58.8)	(111.3)	(117.8)
Amortization of developed technology	(3.4)	(4.0)	(7.0)	(8.7)
Amortization of purchased intangibles	(3.8)	(4.9)	(7.6)	(10.6)
CEO transition costs (1)	0.1	(10.6)	0.1	(21.6)
Acquisition related costs	(2.5)	—	(2.5)	—
Restructuring and other exit costs, net	(13.8)	(0.5)	(36.3)	(0.2)
Non-GAAP spend	$556.1	$530.6	$1,087.0	$1,055.8

Non-GAAP Y/Y spend growth	4.8%
Foreign currency exchange impact	(1.1)%
ASC 340 impact	(2.0)%
Non-GAAP Y/Y spend growth excluding ASC 340 in constant currency	1.7%

GAAP loss from operations	$(24.7)	$(107.6)	$(80.0)	$(227.2)
Stock-based compensation expense	56.9	58.8	111.3	117.8
Amortization of developed technology	3.4	4.0	7.0	8.7
Amortization of purchased intangibles	3.8	4.9	7.6	10.6
CEO transition costs (1)	(0.1)	10.6	(0.1)	21.6
Acquisition related costs	2.5	—	2.5	—
Restructuring and other exit costs, net	13.8	0.5	36.3	0.2
Non-GAAP income (loss) from operations	$55.6	$(28.8)	$84.6	$(68.3)

GAAP interest and other income (expense), net	$1.3	$(18.8)	$(7.2)	$(20.6)
(Gain) loss on strategic investments and dispositions, net	(3.9)	13.5	(6.6)	7.8
Restructuring and other exit costs, net	$0.3	$—	$0.3	$—

Non-GAAP interest and other expense, net	$(2.3)	$(5.3)	$(13.5)	$(12.8)

GAAP provision for income taxes	$(16.0)	$(17.6)	$(34.6)	$(25.8)
Discrete GAAP tax items	(8.7)	(0.1)	(8.7)	(7.7)
Income tax effect of non-GAAP adjustments	14.6	26.6	29.8	54.6
Non-GAAP (provision) benefit for income tax	$(10.1)	$8.9	$(13.5)	$21.1

GAAP net loss	$(39.4)	$(144.0)	$(121.8)	$(273.6)
Stock-based compensation expense	56.9	58.8	111.3	117.8
Amortization of developed technology	3.4	4.0	7.0	8.7
Amortization of purchased intangibles	3.8	4.9	7.6	10.6
CEO transition costs (1)	(0.1)	10.6	(0.1)	21.6
Acquisition related costs	2.5	—	2.5	—
Restructuring and other exit costs, net	14.1	0.5	36.6	0.2
Gain (loss) on strategic investments and dispositions, net	(3.9)	13.5	(6.6)	7.8
Discrete GAAP tax items	(8.7)	(0.1)	(8.7)	(7.7)
Establishment of valuation allowance on deferred tax assets	—	—	—	—
Income tax effect of non-GAAP adjustments	$14.6	$26.6	$29.8	$54.6
Non-GAAP net income (loss)	43.2	(25.2)	57.6	(60.0)

GAAP diluted net loss per share (2)	$(0.18)	$(0.66)	$(0.56)	$(1.25)
Stock-based compensation expense	0.26	0.27	0.51	0.54
Amortization of developed technology	0.02	0.02	0.04	0.04
Amortization of purchased intangibles	0.01	0.02	0.03	0.05
CEO transition costs (1)	—	0.05	—	0.09
Acquisition related costs	0.01	—	0.01	—
Restructuring and other exit costs, net	0.06	—	0.16	—
(Gain) loss on strategic investments and dispositions, net	(0.02)	0.07	(0.03)	0.04
Discrete GAAP tax items	(0.04)	—	(0.04)	(0.03)
Establishment of valuation allowance on deferred tax assets	—	—	—	—
Income tax effect of non-GAAP adjustments	0.07	0.12	0.14	0.25
Non-GAAP diluted net income (loss) per share (2)	$0.19	$(0.11)	$0.26	$(0.27)

GAAP diluted shares used in per share calculation	219.0	219.5	218.8	219.7
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	3.2	—	3.2	—
Non-GAAP diluted weighted average shares used in per share calculation	222.2	219.5	222.0	219.7
____________________

(1)
CEO transition costs include stock-based compensation of $7.8 million related to the acceleration of eligible stock awards in the three months ended April 30, 2017. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)	Net income (loss) per share was computed independently for each of the periods presented; therefore the sum of the net loss per share amount for the quarters may not equal the total for the year.

	Q2 FY18	Q3 FY18	Q4 FY18	Q1 FY19	Q2 FY19
	(Unaudited)
GAAP gross margin	85%	85%	87%	88%	89%
Stock-based compensation expense	1%	1%	1%	1%	1%
Amortization of developed technology	1%	1%	1%	1%	1%
Non-GAAP gross margin (2)	87%	86%	88%	89%	90%

GAAP operating expenses	$535	$538	$663	$548	$567
Stock-based compensation expense	(55)	(61)	(58)	(51)	(53)
Amortization of purchased intangibles	(5)	(5)	(5)	(4)	(4)
CEO transition costs (1)	(11)	—	—	—	—
Acquisition related costs	—	—	—	—	(3)
Restructuring and other exit costs, net	(1)	—	(94)	(23)	(14)
Non-GAAP operating expenses	$464	$472	$506	$471	$494

GAAP spend	$609	$615	$736	$615	$636
Stock-based compensation expense	(59)	(65)	(62)	(54)	(57)
Amortization of developed technology	(4)	(4)	(4)	(4)	(3)
Amortization of purchased intangibles	(5)	(5)	(5)	(4)	(4)
CEO transition costs (1)	(11)	—	—	—	—
Acquisition related costs	—	—	—	—	(3)
Restructuring and other exit costs, net	(1)	—	(94)	(23)	(14)
Non-GAAP spend	$531	$542	$571	$531	$556

GAAP operating margin	(21)%	(19)%	(33)%	(10)%	(4)%
Stock-based compensation expense	12%	13%	11%	10%	9%
Amortization of developed technology	1%	1%	1%	1%	1%
Amortization of purchased intangibles	1%	1%	1%	1%	1%
CEO transition costs (1)	2%	—%	—%	—%	—%
Acquisition related costs	—%	—%	—%	—%	—%
Restructuring and other exit costs, net	—%	—%	17%	4%	2%
Non-GAAP operating margin (2)	(6)%	(5)%	(3)%	5%	9%

GAAP basic and diluted net loss per share	$(0.66)	$(0.55)	$(0.79)	$(0.38)	$(0.18)
Stock-based compensation expense	0.27	0.30	0.28	0.25	0.26
Amortization of developed technology	0.02	0.02	0.02	0.02	0.02
Amortization of purchased intangibles	0.02	0.02	0.02	0.02	0.01
CEO transition costs (1)	0.05	—	—	—	—
Acquisition related costs	—	—	—	—	0.01
Restructuring and other exit costs, net	—	—	0.43	0.09	0.06
Gain on strategic investments and dispositions	0.07	0.01	0.03	(0.01)	(0.02)
Discrete GAAP tax provision items	—	(0.01)	(0.05)	—	(0.04)
Establishment of valuation allowance on deferred tax assets	—	—	—	—	—
Income tax effect of non-GAAP adjustments	0.12	0.09	(0.03)	0.07	0.07
Non-GAAP basic and diluted net (loss) income per share	$(0.11)	$(0.12)	$(0.09)	$0.06	$0.19

GAAP diluted weighted average shares used in per share calculation	219.5	219.6	219.1	218.6	219.0
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	—	3.0	3.2
Non-GAAP diluted weighted average shares used in per share calculation	219.5	219.6	219.1	221.6	222.2

____________________

(1)
CEO transition costs include stock-based compensation of $16.4 million related to the acceleration of eligible stock awards during the fiscal year ended January 31, 2018. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)	Totals may not sum due to rounding.